EXHIBIT 99.3

TPI Composites, Inc. Promotes William Siwek to President and Appoints Bryan Schumaker as CFO

SCOTTSDALE, Ariz., May 08, 2019 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that it has promoted William Siwek to President, effective May 8, 2019, and appointed Bryan Schumaker as Chief Financial Officer, effective May 13, 2019. Steven Lockard will continue to serve as the Chief Executive Officer of TPI.

In his new role as President, Bill will oversee TPI’s global operations, finance, supply chain, legal, human resources and information technology functions. During Bill’s tenure as TPI’s Chief Financial Officer beginning in August 2013, TPI has grown its revenue from $215 million in 2013 to over $1 billion in 2018, secured a customer supply agreement pipeline of over $6 billion in potential contract revenue and completed an initial public offering in July 2016.

In his role as Chief Financial Officer, Bryan will lead TPI’s finance, accounting and investor relations functions. Prior to joining TPI, Bryan served in various financial roles at First Solar, Inc. from April 2008 to May 2019, most recently as its Chief Accounting Officer from July 2015 to May 2019, as well as the Chief Financial Officer of 8point3 Energy Partners, a publicly-traded limited partnership formed by First Solar and Sunpower Corporation to own, operate and acquire solar energy generation projects from July 2016 to July 2018. Prior to working at First Solar, Bryan spent over five years at Swift Transportation in various finance roles, including as Corporate Controller.  Bryan also has worked in public accounting at KPMG and at a BDO alliance firm in various roles.  Bryan holds a Bachelor of Business Administration – Accounting degree from the University of New Mexico and is a Certified Public Accountant.

Steve Lockard, TPI’s CEO commented, “Since joining TPI, Bill has been a key member of our executive management team and has been instrumental in helping us expand our global footprint, strengthening our financial position and building out our internal and organizational infrastructure and controls to support our rapid growth.   We look forward to Bill’s expanded leadership role in helping us continue to focus on strategy and execution across our global footprint.  We also are thrilled to have Bryan join the TPI executive team.  Bryan’s broad-based financial background in the renewable energy and manufacturing sectors will help us continue to focus on driving profitable growth.”

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey and India.

Investor Contact:

investors@tpicomposites.com
480-315-8742